EXHIBIT 8
[Letterhead of Vorys, Sater, Seymour and Pease LLP]
July 17, 2008
CSB Bancorp, Inc.
91 North Clay Street
P.O. Box 232
Millersburg, Ohio 44654
Indian Village Bancorp, Inc.
100 South Walnut Street
Gnadenhutten, Ohio 44629
Ladies and Gentlemen:
     You have requested our opinion as to the material United States federal income tax consequences of the merger (the “Merger”) of Indian Village Bancorp, Inc., a Pennsylvania corporation (“Indian Village”), with and into CSB Bancorp, Inc., an Ohio corporation (“CSB”), pursuant to the Agreement and Plan of Merger, dated as of May 14, 2008, by and between CSB and Indian Village (the “Agreement”). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.
     In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation: (i) the Agreement, (ii) the statements and representations contained in: (a) the Certificate of Representations of CSB, executed by a duly authorized officer of CSB and dated as of the date hereof, and (b) the Certificate of Representations of Indian Village, executed by a duly authorized officer of Indian Village and dated as of the date hereof (collectively, the “Certificates”), (iii) the Registration Statement of CSB on Form S-4, and the proxy statement of Indian Village and the prospectus of CSB included therein, filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
     In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that: (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinion hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties hereto with respect to the subject matter thereof. In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are, and will be as of the Effective Time (as defined below), true and correct as if made without such qualification and that neither CSB nor Indian Village will notify us at or before the Effective Time that any statement or representation made in a Certificate is no longer complete and accurate. Finally, we assume that any holder of Dissenting Shares will receive an amount per share that will not exceed $17.50.

July 17, 2008

     Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth in this opinion. If this understanding is incorrect or incomplete in any respect, our opinion may be affected. Our opinion also is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “IRS”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS or the courts, and no ruling has been, or will be, requested from the IRS as to any federal income tax consequence described below.
DESCRIPTION OF THE MERGER
          The Merger shall become effective, subject to the satisfaction or waiver of the conditions set forth in the Agreement, upon the latest to occur of the following: (i) the filing of a certificate of merger with the Ohio Secretary of State, (ii) the filing of articles of merger with the Pennsylvania Department of State, or (iii) such later date and time as may be set forth in such certificate of merger and articles of merger filed as set forth above (the “Effective Time”). As a result of the Merger, CSB will be the surviving corporation, and the separate corporate existence of Indian Village will cease.
          As of May 14, 2008, the authorized capital stock of Indian Village consisted solely of: (i) 5,000,000 shares of common stock, par value $0.01 per share (the “Indian Village Common Shares”), of which 438,876 shares were issued and outstanding, 26,520 of which were subject to Outstanding Options, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which was outstanding. As of May 14, 2008: (a) 8,360 of the outstanding Indian Village Common Shares were held in the Indian Village 401(k) Plan (the “401(k) Shares”), (b) 44,790 of the outstanding Indian Village Common Shares were held by the Indian Village ESOP (of which 18,204 shares were unallocated) (the “ESOP Shares”), (c) 46,361 non-outstanding Indian Village Common Shares were held as treasury shares by Indian Village or its subsidiaries, and (d) 12,500 of the outstanding Indian Village Common Shares were beneficially owned by CSB.
          As of May 14, 2008, the authorized capital stock of CSB consisted solely of 9,000,000 shares of common stock (the “CSB Common Shares”), of which 2,440,850 shares were issued and outstanding. The closing price of the CSB Common Shares on the OTC Bulletin Board, as of the trading day immediately preceding the effective date of the Agreement (May 13, 2008), was $18.00 per share.
          At the Effective Time, and subject to several exceptions applicable to the 401(k) Shares and certain of the ESOP Shares, automatically by virtue of the Merger and without any action on the part of Indian Village or the holders of record of Indian Village Common Shares, each Indian Village Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following: (i) 0.7611 CSB Common Shares (the “Per Share Stock Consideration”), and (ii) cash in the amount of $4.375 (the “Per Share Cash Consideration,” and collectively with the Per Share Stock Consideration, the “Merger Consideration”).
          At the Effective Time, 9,573 of the ESOP Shares held in the unallocated account of the Indian Village ESOP shall be converted into the right to receive cash in the amount of $17.50 per share. Each of the remaining 35,217 ESOP Shares shall be converted into the right to receive the Merger Consideration. Prior to the Effective Date, Indian Village shall repurchase all of the 8,360 401(k) Shares in exchange for cash in the amount of $17.50 per share, and no 401(k) Share shall be entitled to receive the Merger Consideration.

July 17, 2008

          At the Effective Time, and in connection with the Merger, each Indian Village Outstanding Option which has not been exercised before the date that is three (3) calendar days prior to the Effective Date shall be surrendered, canceled, extinguished, and converted into the right to receive an amount in cash equal to the product of: (i) the difference between $17.50 less the exercise price for each such option, multiplied by (ii) the number of Indian Village Common Shares subject to each such option.
          The Agreement provides, as a condition to CSB’s obligation to close the Merger, that not more than five percent (5%) of the outstanding Indian Village common Shares will be Dissenting Shares. If any holder of Dissenting Shares forfeits the right to payment of the fair value of such holder’s Dissenting Shares under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law, each holder’s Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration (without interest).
          In the event CSB changes (or establishes a record date for changing) the number of CSB Common Shares issued and outstanding between the date of the Agreement and the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment, or similar transaction with respect to the outstanding CSB Common Shares and the record date therefor shall be prior to the Effective Time, the Per Share Stock Consideration shall be proportionately adjusted.
          At the Effective Time, any Indian Village Common Shares held as treasury shares by Indian Village or any subsidiary of Indian Village or by CSB or any subsidiary of CSB shall be canceled and retired, and no consideration shall be issued in exchange therefor. No certificates or scrip, or other evidence of ownership, representing fractional CSB Common Shares will be issued in the Merger. In lieu thereof, each holder of Indian Village Common Shares who otherwise would be entitled to receive a fractional CSB Common Share shall receive an amount of cash equal to the product of (i) the fractional Indian Village Common Share interest to which such holder otherwise would be entitled (after taking into account all Indian Village Common Shares held at the Effective Time by such holder), multiplied by (ii) $17.24.
          Based on: (i) the foregoing terms of the Merger, (ii) our assumption that holders of Dissenting Shares (representing the maximum permitted percentage (5%) of outstanding Indian Village Common Shares, or 21,944) will receive an amount per share not in excess of $17.50, and (iii) the value of CSB Common Shares as of the close of the trading day immediately prior to the effective date of the Agreement ($18.00), as of May 14, 2008, the total value of the CSB Common Shares to be received by holders of Indian Village Common Shares in the Merger represented no less than 69.8% ($5,519,959/$7,908,740) of the total consideration for all of the outstanding Indian Village Common Shares, and cash consideration to be received by holders of Indian Village Common Shares represented no more than 30.2% ($2,388,781/$7,908,740) of such total consideration.
OPINION
          Based upon the foregoing, we are of the opinion that, under current law:
     1. The Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. CSB and Indian Village each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.
     2. No gain or loss will be recognized by CSB or Indian Village as a result of the Merger.

July 17, 2008

     3. The tax basis of the assets of Indian Village in the hands of CSB will be the same as the tax basis of such assets in the hands of Indian Village immediately prior to the Merger.
     4. The holding period of the assets of Indian Village to be received by CSB will include the period during which such assets were held by Indian Village.
     5. A holder of Indian Village Common Shares receiving solely cash in exchange for such holder’s Indian Village Common Shares as a result of such holder’s dissent to the Merger will recognize gain or loss as if such holder had received such cash as a distribution in redemption of such holder’s Indian Village Common Shares, subject to the provisions and limitations of Section 302 of the Code.
     6. A holder of Indian Village Common Shares receiving both cash and CSB Common Shares in exchange therefor (not including any cash received in lieu of fractional CSB Common Shares) will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding cash received in lieu of fractional CSB Shares). For purposes of determining the character of this gain, such holder will be treated as having received only CSB Common Shares in exchange for such holder’s Indian Village Common Shares and as having redeemed immediately a portion of such CSB Common Shares for the cash received (excluding cash received in lieu of fractional CSB Common Shares). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Code (to the extent of such holder’s ratable share of the undistributed earnings and profits of Indian Village), the gain will be capital gain if the Indian Village Common Shares are held as a capital asset at the time of the Merger.
     7. A holder of Indian Village Common Shares receiving cash in lieu of fractional CSB Common Shares will recognize gain or loss as if such fractional CSB Common Shares were distributed as part of the Merger and then redeemed by CSB, subject to the provisions and limitations of Section 302 of the Code.
     8. The aggregate tax basis of CSB Common Shares received by a holder of Indian Village Common Shares in the Merger (including fractional CSB Common Shares, if any, deemed to be issued and redeemed by CSB) generally will be equal to the aggregate tax basis of the Indian Village Common Shares surrendered in the Merger, reduced by the amount of cash received by the holder in the Merger (excluding cash received in lieu of fractional CSB Common Shares), and increased by the amount of gain recognized by the holder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional CSB Common Shares).
     9. The holding period of the CSB Common Shares received by a holder of Indian Village Common Shares will include the period during which the Indian Village Common Shares surrendered in exchange therefor were held, provided the Indian Village Common Shares are a capital asset in the hands of the holder at the time of the Merger.
* * *
          Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States. Furthermore, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a holder of Indian Village Common Shares in light of that holder’s particular status or circumstances, including, without

July 17, 2008

limitation, holders that are: (i) foreign persons, (ii) insurance companies, (iii) financial institutions, (iv) tax-exempt entities, (v) retirement plans (including, without limitation, the Indian Village 401(k) Plan and the Indian Village ESOP), (vi) broker-dealers, (vii) persons subject to the alternative minimum tax, (viii) persons whose Indian Village Common Shares were acquired pursuant to the exercise of employee stock options, stock purchase plans, or otherwise as compensation, (ix) persons who receive CSB Common Shares other than in exchange for Indian Village Common Shares, (x) persons who hold Indian Village Common Shares as part of a hedge, straddle, constructive sale, conversion, or other risk-reduction transaction, (xi) persons who hold Indian Village Common Shares other than as capital assets, (xii) persons who have a functional currency other than the U.S. dollar, and (xiii) pass-through entities and investors in such entities. We undertake no responsibility to update this opinion.
          The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “Summary – Material federal income tax consequences of the merger,” “The Proposed Merger – Material federal income tax consequences,” and “Legal Matters.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Respectfully,
/s/ Vorys, Sater, Seymour and Pease LLP